Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2024

MIAMI - October 31, 2024 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the third quarter and nine months ended September 30, 2024.

Third Quarter 2024 Highlights (compared to third quarter 2023):
•On a reported basis, revenue increased 2% to $368.6 million. On an organic constant currency basis1, revenue increased 9%.
•Operating income for the third quarter of 2024 was $72.0 million, compared to operating income of $58.7 million for the third quarter of 2023.
•Net income for the third quarter of 2024 was $85.3 million, compared to net income of $36.0 million for the third quarter of 2023. The increase in net income was due to a discrete tax benefit recorded during the third quarter of 2024 of approximately $37.9 million as well as an increase in operating income.
•Adjusted EBITDA for the third quarter of 2024 was $91.4 million, compared to Adjusted EBITDA of $78.4 million for the third quarter of 2023.

Nine Months Ended September 30, 2024 Highlights (compared to nine months ended September 30, 2023):
•New enrollments increased 4%.
•Total enrollments increased 5%.
•On a reported basis, revenue increased 6% to $1,143.2 million. On an organic constant currency basis1, revenue increased 6%.
•Operating income for the nine months ended September 30, 2024 was $249.8 million, compared to operating income of $228.8 million for the nine months ended September 30, 2023.
•Net income for the nine months ended September 30, 2024 was $202.8 million, compared to net income of $65.5 million for the nine months ended September 30, 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2023 period, as well as higher operating income and a discrete tax benefit recorded during the nine months ended September 30, 2024.
•Adjusted EBITDA for the nine months ended September 30, 2024 was $308.9 million, compared to Adjusted EBITDA of $287.3 million for the nine months ended September 30, 2023.

Eilif Serck-Hanssen, President and Chief Executive Officer, said “The macroeconomic recovery in Peru contributed to strong operating performance for the third quarter. We believe that we are well-positioned to meet our 2024 goals, with continued revenue growth and margin expansion across all markets. Our results demonstrate the resilience of our business model and the strength of our brands in Mexico and Peru, reinforcing our commitment to driving long-term value for all stakeholders.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Third Quarter 2024 Results

For the third quarter of 2024, revenue on a reported basis was $368.6 million, an increase of $7.1 million, or 2%, compared to the third quarter of 2023. On an organic constant currency basis, revenue increased 9%. Operating income for the third quarter of 2024 was $72.0 million, compared to $58.7 million for the third quarter of 2023, an increase of $13.3 million. Net income for the third quarter of 2024 was $85.3 million, compared to net income of $36.0 million for the third quarter of 2023. The increase in net income was due to a discrete tax benefit recorded during the third quarter of 2024 of approximately $37.9 million as well as an increase in operating income. Basic and diluted earnings per share for the third quarter of 2024 were $0.56.

Adjusted EBITDA for the third quarter of 2024 was $91.4 million, compared to Adjusted EBITDA of $78.4 million for the third quarter of 2023.

Nine Months Ended September 30, 2024 Results

New enrollments for the nine months ended September 30, 2024 increased 4%, compared to new enrollment activity for the nine months ended September 30, 2023, and total enrollments were up 5% compared to the prior-year period. New and total enrollments in Peru increased 4% and 3%, respectively, compared to the prior-year period. New and total enrollments in Mexico were up 4% and 7%, respectively, compared to the prior-year period.

For the nine months ended September 30, 2024, revenue on a reported basis was $1,143.2 million, an increase of $68.3 million, or 6%, compared to the nine months ended September 30, 2023. On an organic constant currency basis, revenue increased 6%. Operating income for the nine months ended September 30, 2024 was $249.8 million, compared to $228.8 million for the nine months ended September 30, 2023, an increase of $21.0 million. Net income for the nine months ended September 30, 2024 was $202.8 million, compared to net income of $65.5 million for the nine months ended September 30, 2023. The increase in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2023 period, as well as higher operating income and a discrete tax benefit recorded during the nine months ended September 30, 2024. Basic and diluted earnings per share for the nine months ended September 30, 2024 were $1.31.

Adjusted EBITDA for the nine months ended September 30, 2024 was $308.9 million, compared to Adjusted EBITDA of $287.3 million for the nine months ended September 30, 2023.

Balance Sheet and Capital Structure

Laureate has a strong balance sheet position. As of September 30, 2024, Laureate had $134.4 million of cash and cash equivalents and gross debt of $154.8 million. Accordingly, net debt was $20.4 million as of September 30, 2024.

During the third quarter of 2024, the $100 million repurchase program that had previously been announced in February 2024 was completed. On September 13, 2024, the Company announced that its Board of Directors had approved a new stock repurchase program to acquire up to $100 million of the Company’s common stock. The Company intends to finance the repurchases with free cash flow, excess cash and liquidity on-hand, including available capacity under its Revolving Credit Facility.

As of September 30, 2024, Laureate had 150.7 million total shares outstanding.

Outlook for Fiscal 2024

Laureate is increasing its full-year constant currency outlook and adjusting its as-reported guidance to reflect more recent foreign currency rates, impacted by recent volatility in the Mexican peso.

Based on the current foreign exchange spot rates2, Laureate now expects its full-year 2024 results to be as follows:

•Total enrollments are expected to be approximately 470,000 students, reflecting growth of approximately 5% versus 2023;
•Revenues are now expected to be in the range of $1,551 million to $1,556 million, reflecting growth of 5% on an as-reported basis and 7% on an organic constant currency basis versus 2023; and
•Adjusted EBITDA is now expected to be in the range of $447 million to $451 million, reflecting growth of 7%-8% on an as-reported basis and 9%-10% on an organic constant currency basis versus 2023.

Reconciliations of forward-looking non-GAAP measures, specifically the 2024 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ32024 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-October 2024, and current spot FX rates (local currency per U.S. Dollar) of MXN 20.20 and PEN 3.77 for November 2024 - December 2024. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 22, 2024, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of net income (loss), adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures as per the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 450,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 3Q 2024	YTD 3Q 2023	Change	As of 09/30/2024	As of 09/30/2023	Change
Mexico	152,400	146,600	4%	266,600	248,500	7%
Peru	89,400	86,200	4%	216,700	210,200	3%
Laureate	241,800	232,800	4%	483,300	458,700	5%

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS (except per share amounts)	2024	2023	Change	2024	2023	Change
Revenues	$368.6	$361.5	$7.1	$1,143.2	$1,074.9	$68.3
Costs and expenses:
Direct costs	286.0	291.1	(5.1)	858.9	810.4	48.5
General and administrative expenses	10.6	11.8	(1.2)	34.6	34.0	0.6
Loss on impairment of assets	—	—	—	—	1.6	(1.6)
Operating income	72.0	58.7	13.3	249.8	228.8	21.0
Interest income	2.4	2.8	(0.4)	6.3	6.9	(0.6)
Interest expense	(5.0)	(5.2)	0.2	(14.8)	(17.3)	2.5
Other income, net	0.9	0.1	0.8	0.5	0.2	0.3
Foreign currency exchange gain (loss), net	14.5	9.8	4.7	36.4	(51.6)	88.0
Gain (loss) on disposal of subsidiaries, net	—	3.3	(3.3)	(3.1)	3.6	(6.7)
Income from continuing operations before income taxes	84.9	69.5	15.4	275.0	170.7	104.3
Income tax benefit (expense)	0.5	(33.7)	34.2	(72.5)	(101.4)	28.9
Income from continuing operations	85.3	35.7	49.6	202.5	69.3	133.2
Income (loss) from discontinued operations, net of tax	—	0.2	(0.2)	0.3	(3.8)	4.1
Net income	85.3	36.0	49.3	202.8	65.5	137.3
Net income attributable to noncontrolling interests	0.1	0.2	(0.1)	—	0.2	(0.2)
Net income attributable to Laureate Education, Inc.	$85.5	$36.2	$49.3	$202.8	$65.7	$137.1

Basic and diluted earnings per share:
Basic weighted average shares outstanding	151.6	157.3	(5.7)	154.2	157.2	(3.0)
Diluted weighted average shares outstanding	152.2	157.8	(5.6)	154.7	157.7	(3.0)
Basic and diluted earnings per share	$0.56	$0.23	$0.33	$1.31	$0.42	$0.89

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended September 30,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$182.5	$185.4	(2)%	9%	$(2.9)	$16.8	$—	$(19.7)
Peru	186.1	176.2	6%	8%	9.9	14.0	—	(4.1)
Corporate & Eliminations	—	—	nm	nm	—	—	—	—
Total Revenues	$368.6	$361.5	2%	9%	$7.1	$30.9	$—	$(23.8)

Adjusted EBITDA
Mexico	$20.0	$21.9	(9)%	2%	$(1.9)	$0.4	$—	$(2.3)
Peru	79.8	66.3	20%	23%	13.5	15.1	—	(1.6)
Corporate & Eliminations	(8.3)	(9.9)	16%	16%	1.6	1.6	—	—
Total Adjusted EBITDA	$91.4	$78.4	17%	22%	$13.0	$16.9	$—	$(3.9)

			% Change		$ Variance Components
For the nine months ended September 30,	2024	2023	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$615.2	$559.5	10%	9%	$55.7	$49.3	$—	$6.4
Peru	528.0	515.4	2%	3%	12.6	17.8	—	(5.2)
Corporate & Eliminations	0.1	—	nm	nm	0.1	0.1	—	—
Total Revenues	$1,143.2	$1,074.9	6%	6%	$68.3	$67.1	$—	$1.2

Adjusted EBITDA
Mexico	$128.1	$109.1	17%	13%	$19.0	$14.0	$—	$5.0
Peru	209.4	207.1	1%	3%	2.3	5.3	—	(3.0)
Corporate & Eliminations	(28.6)	(28.8)	1%	1%	0.2	0.2	—	—
Total Adjusted EBITDA	$308.9	$287.3	8%	7%	$21.6	$19.6	$—	$2.0
nm - percentage changes not meaningful
(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2023 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2024	December 31, 2023	Change
Assets
Cash and cash equivalents	$134.4	$89.4	$45.0
Receivables (current), net	91.2	92.1	(0.9)
Other current assets	34.8	42.0	(7.2)
Property and equipment, net	508.5	562.2	(53.7)
Operating lease right-of-use assets, net	302.3	371.6	(69.3)
Goodwill and other intangible assets	729.7	830.7	(101.0)
Deferred income taxes	63.3	71.4	(8.1)
Other long-term assets	46.4	49.9	(3.5)
Current and long-term assets held for sale	16.6	16.3	0.3
Total assets	$1,927.2	$2,125.6	$(198.4)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$204.2	$209.4	$(5.2)
Deferred revenue and student deposits	86.8	69.4	17.4
Total operating leases, including current portion	347.3	417.6	(70.3)
Total long-term debt, including current portion	152.8	165.1	(12.3)
Other liabilities	229.4	303.6	(74.2)
Current and long-term liabilities held for sale	10.0	11.5	(1.5)
Total liabilities	1,030.4	1,176.5	(146.1)
Redeemable equity	1.4	1.4	—
Total stockholders' equity	895.3	947.7	(52.4)
Total liabilities and stockholders' equity	$1,927.2	$2,125.6	$(198.4)

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2024	2023	Change
Cash flows from operating activities
Net income	$202.8	$65.5	$137.3
Depreciation and amortization	52.1	52.0	0.1
Loss on lease terminations and disposals of subsidiaries and property and equipment, net	6.5	5.3	1.2
Deferred income taxes	(39.9)	(9.5)	(30.4)
Unrealized foreign currency exchange (gain) loss	(38.6)	51.1	(89.7)
Income tax receivable/payable, net	(21.4)	(6.7)	(14.7)
Working capital, excluding tax accounts	(37.7)	(25.8)	(11.9)
Other non-cash adjustments	68.3	55.6	12.7
Net cash provided by operating activities	192.0	187.4	4.6
Cash flows from investing activities
Purchase of property and equipment	(34.6)	(26.7)	(7.9)
Receipts from sales of property and equipment	3.3	0.3	3.0
Net receipts from sales of discontinued operations	0.8	0.3	0.5
Net cash used in investing activities	(30.5)	(26.2)	(4.3)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	(8.4)	(119.1)	110.7
Payments to repurchase common stock	(100.0)	—	(100.0)
Financing other, net	(3.3)	(1.1)	(2.2)
Net cash used in financing activities	(111.7)	(120.2)	8.5
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(6.2)	4.0	(10.2)
Change in cash included in current assets held for sale	0.2	(0.3)	0.5
Net change in Cash and cash equivalents and Restricted cash	43.8	44.7	(0.9)
Cash and cash equivalents and Restricted cash at beginning of period	96.9	93.8	3.1
Cash and cash equivalents and Restricted cash at end of period	$140.7	$138.4	$2.3

Non-GAAP Reconciliation

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2024	2023	Change	2024	2023	Change
Net income	$85.3	$36.0	$49.3	$202.8	$65.5	$137.3
Plus:
(Income) loss from discontinued operations, net of tax	—	(0.2)	0.2	(0.3)	3.8	(4.1)
Income from continuing operations	85.3	35.7	49.6	202.5	69.3	133.2
Plus:
Income tax (benefit) expense	(0.5)	33.7	(34.2)	72.5	101.4	(28.9)
Income from continuing operations before income taxes	84.9	69.5	15.4	275.0	170.7	104.3
Plus:
(Gain) loss on disposal of subsidiaries, net	—	(3.3)	3.3	3.1	(3.6)	6.7
Foreign currency exchange (gain) loss, net	(14.5)	(9.8)	(4.7)	(36.4)	51.6	(88.0)
Other income, net	(0.9)	(0.1)	(0.8)	(0.5)	(0.2)	(0.3)
Interest expense	5.0	5.2	(0.2)	14.8	17.3	(2.5)
Interest income	(2.4)	(2.8)	0.4	(6.3)	(6.9)	0.6
Operating income	72.0	58.7	13.3	249.8	228.8	21.0
Plus:
Depreciation and amortization	16.6	17.9	(1.3)	52.1	52.0	0.1
EBITDA	88.6	76.6	12.0	301.9	280.8	21.1
Plus:
Share-based compensation expense (2)	2.8	1.8	1.0	7.1	4.9	2.2
Loss on impairment of assets (3)	—	—	—	—	1.6	(1.6)
Adjusted EBITDA	$91.4	$78.4	$13.0	$308.9	$287.3	$21.6
(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.